EXHIBIT 99.1



FOR IMMEDIATE RELEASE
Tag-It Pacific, Inc.
Jonathan Markiles, VP Marketing
818-444-4100
info@tagitpacific.com

           TAG-IT PACIFIC, INC. REPORTS 1ST QUARTER FY 2003 RESULTS -
                       54% SALES INCREASE TO $14.4 MILLION

         Los Angeles, Ca. May 15, 2003 --Tag-It Pacific, Inc. (AMEX: TAG) today reports that for the first quarter of fiscal 2003, net sales increased approximately $5 million or 54% to $14.4 million compared to $9.3 million for the first quarter of fiscal 2002. Earnings per share reached 3 cents per share for the quarter compared with earnings of less than 1 cent per share for the first quarter in 2002. Net income available to common shareholders increased to approximately $314,000 in the first quarter of fiscal 2003, compared to $9,000 in the first quarter of 2002.

         Colin Dyne, CEO of Tag-It commented, "Last quarter, we achieved a significant increase in sales. We are particularly pleased as this increase was across the board in all our divisions. TEKFIT, our waistband and fabric technology division, has exceeded all expectations. Our MANAGED TRIM SOLUTION trim package business and our global TALON zipper business also showed strong sales growth.

         Expenses this quarter were impacted by the start-up requirements for TEKFIT. This was a result of greater than expected penetration of the product line at Levi Strauss & Co., where the stretch waistband for twill pants is exclusively being offered at the current time. Significant resources are also being devoted to broadening TEKFIT'S current product focus from men's casual waistbands into much larger potential markets, including women's shaped waistbands and the denim segment. We believe we will begin generating revenue from these new markets later this year.

         Tag-It has also launched a major information technology initiative to build the next generation Global Trim Management system. We expect that this web-based system will allow us to better deploy our MANAGED TRIM SOLUTION concept on a global basis, leveraging our existing know-how and we believe it will be the backbone of our business for many years to come. We also foresee this initiative contributing to both top and bottom line growth next year.

         Our TALON Zipper business has also seen significant sales growth, particularly in Asia. We have a top quality team in place and intend to continue expanding our relationships with global brands, retailers, and trading companies. We are also broadening our ability to service customers though the expansion of our distribution infrastructure. During the fourth quarter of 2002, our new facility in the Dominican Republic became fully operational, which we believe further enhances our ability to service this very large market.

         ABOUT TAG-IT PACIFIC: Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel and licensed consumer products, and specialty retailers and mass merchandiser brands. Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Tarrant Apparel Group and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited, Miller's Outpost and Lerner, among others. Tag-It has positioned itself as a fully integrated single-source supplier of a full range of trim items for manufacturers of fashion apparel. The Company's business focuses on servicing all of the trim requirements of its customers at the manufacturing and retail brand level of the fashion apparel industry. Tag-It offers customers its MANAGED TRIM SOLUTION(TM), an Internet-based, virtual trim department, covering the complete management of ordering, production, inventory management and just-in-time distribution of their trim and packaging requirements.


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         ABOUT  TALON  INTERNATIONAL:   Talon   International,   a  wholly-owned
subsidiary of Tag-it Pacific, distributes zippers under its TALON brand name to apparel brands and manufacturers such as VF Corporation, Tropical Sportswear, Levi Strauss & Co., Abercrombie & Fitch, Target Stores, Walmart, Tommy Hilfiger, Express, among others. In December 2001, Tag-it purchased the TALON trademark and trade names. TALON is a 100-year-old brand, which is well known for quality and product innovation. TALON was the original pioneer of the formed wire metal zipper for the jeans industry and is a specified zipper brand for manufacturers in the sportswear and outerwear markets. We have introduced a completely revised high quality line of zippers, broadened distribution to Asia, Mexico and Central America, negotiated with new distributors and initiated a new sales and marketing effort for this brand. TALON is promoted both within our trim packages, as well as a stand-alone product line. Talon enjoys tremendous brand recognition and brand equity in the apparel industry worldwide.

         ABOUT TEKFIT: In 2002, Tag-it created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. We market these products to the same customers targeted by our MANAGED TRIM SOLUTION and TALON zipper divisions.

Forward Looking Statements:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                              TAG-IT PACIFIC, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                                     March 31,      December 31,
                                                       2003             2002
                                                      -------         -------
Accounts Receivable ......................            $20,914         $20,760
Inventories ..............................            $24,633         $23,105
Total Current Assets .....................            $46,676         $45,053
Total Assets .............................            $56,315         $54,303
Line of Credit ...........................            $15,403         $16,182
Accounts Payable and Accrued Expenses ....            $12,797         $10,401
Total Current Liabilities ................            $31,351         $30,233
Total Liabilities ........................            $33,739         $32,940
Convertible Redeemable preferred
   stock Series C ........................            $ 2,895         $ 2,895
Total Stockholders' Equity ...............            $19,681         $18,467
Total Liabilities and Equity .............            $56,315         $54,303

                              TAG-IT PACIFIC, INC.

                        Consolidated Statements of Income
                     (all numbers (excluding EPS) in $000's)


                                                    Three Months Ended March 31,
                                                       2003              2002
                                                     --------          --------

Net sales ..................................         $ 14,359          $  9,325

Cost of goods sold .........................           10,059             6,691
                                                     --------          --------

   Gross profit ............................            4,300             2,634

Selling expenses ...........................              829               395

General and administrative expenses ........            2,699             1,905
                                                     --------          --------

   Total operating expenses ................            3,528             2,300
                                                     --------          --------

Income from operations .....................              772               334

Interest expense, net ......................              321               262
                                                     --------          --------

Income before income taxes .................              451                72

Provision for income taxes .................               90                18
                                                     --------          --------

Net income .................................         $    361          $     54
                                                     ========          ========

Less:  Preferred stock dividends ...........              (47)              (45)
                                                     --------          --------

Net income to common shareholders ..........         $    314          $      9
                                                     ========          ========

Basic earnings per share ...................         $   0.03          $   0.00
                                                      ========          ========

Diluted earnings per share .................         $   0.03          $   0.00
                                                      ========          ========

Weighted average number of common
   shares outstanding:

   Basic ...................................            9,423             9,014
                                                     ========          ========
   Diluted .................................            9,686             9,328
                                                     ========          ========


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